UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: APRIL 24, 2003

AMERICAN CRYSTAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	33-83868; 333-11693; and 333-32251	84-0004720
(State or other jurisdiction of Incorporation)	(Commission) File Number)	(I.R.S. Employer Identification No.)

101 NORTH THIRD STREET
MOORHEAD, MN 56560		(218) 236-4400
(Address of principal executive offices)		(Registrant’s telephone number)

Item  5

                American Crystal Sugar Company (the “Company”) announced to its shareholders in a letter dated April 24, 2003, that the Company had acquired Minn-Dak Farmer Cooperative’s (Minn-Dak) five percent ownership interest in ProGold Limited Liability Company (ProGold) for $10.3 million, effective May 1, 2003.  This results in an increase in the Company’s ownership in ProGold to 51 percent, while Golden Growers Cooperative continues to own 49 percent.

                Due to the resulting Company’s controlling ownership interest in ProGold, effective May 1, 2003, the Company will begin including ProGold in its consolidated financial statements.

                ProGold was formed in 1994 by American Crystal Sugar Company, Golden Growers Cooperative and Minn-Dak Farmers Cooperative to construct and operate a corn wet-milling plant for the production of high-fructose corn syrup sweetener.  In November 1997, ProGold entered into an agreement with Cargill, Incorporated (Cargill) to lease substantially all of its assets to Cargill.  Under the terms of the operating lease, Cargill manages all aspects of the operations of the ProGold corn wet-milling plant.

Item  7

                Exhbit 99.1

                A letter from the Company’s President and Chief Executive Officer to the Company’s Shareholders, dated April 24, 2003, announcing the Company’s purchase of Minn-Dak’s interest in ProGold.

This report contains forward-looking statements and information based upon assumptions by the  Company’s management.  These forward-looking statements can be identified by the use of forward-looking terminology such as “expects”, “believes”, “will” or similar verbs or expressions.  If any of management’s assumptions prove incorrect or should unanticipated circumstances arise, the Company’s actual results could materially differ from those anticipated by such forward-looking statements.  The differences could be caused by a number of factors or combination of factors, including, but not limited to, those factors influencing the Company and its business which are described in  “Important Factors” section contained in the Company’s Annual Report on Form 10-K for fiscal year 2002.  Readers are urged to consider these factors when evaluating any forward-looking statement.  The Company undertakes no obligation to update any forward-looking statements in this report to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN CRYSTAL SUGAR COMPANY

Dated:	May 12, 2003	/s/ Brian Ingulsrud
		By:	Brian Ingulsrud
		Its:	Corporate Controller and Chief Accounting Officer